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BANK OF AMERICA Human Capital Management Update As included in our 2022 Annual Report MARCH 2023

Human Capital Management Update A letter from Sheri Bronstein One of the hallmarks of Bank of America — and what I believe truly sets us apart — is our culture of caring, compassion and support for one another. This was apparent once again in 2022 as we continued to focus on health and safety and the changing face of wellness. We expanded our programs to support skills and career development, while also welcoming tens of thousands of new teammates to our company. And, we continued to support an inclusive environment where our teammates can bring their whole selves to work. With the world gradually moving from pandemic to endemic, health and safety was again a major priority. Throughout the year, we continued to offer onsite vaccination and booster clinics for both the coronavirus and flu. We also encouraged teammates to invest in their health by getting a coronavirus vaccine or booster and flu vaccine. In return, we donated $50 to their local food bank, along with a company match. In total, we provided nearly $19 million across 145 local food banks in recognition of our employees who took care of their health. _ | BANK OF AMERICA 2022

“With a great appreciation for the importance of mental health and the toll the pandemic took on many, we expanded our emotional wellness resources to provide more opportunities and resources for employees to access help for themselves and their family members.” Sheri Bronstein Chief Human Resources Officer We also took steps to Offer medical care that continues to be accessible for our teammates. We have held medical plan premiums flat for the 10th consecutive year for employees earning less than $50,000 a year. With a great appreciation of the importance of mental health and the toll the pandemic took on many, we expanded our emotional wellness resources to provide more ways for employees to access help for themselves and family members. We doubled the number of free in-person consultations through our Employee Assistance Program (from six to 12) on top of unlimited phone consultations. We continued to offer virtual behavioral health consultations through our telehealth provider in the U.S. Additionally, we announced a new global sabbatical program to start in 2023 that recognizes employees who have built their career with us, offering 4–6 weeks of paid time off starting at 15 years of service to recharge and refocus. In a year with one of the most challenging labor markets in recent history, we showed Bank of America is a company where you can grow and thrive throughout your career. We expanded The Academy at Bank of America to provide world-class onboarding and skill development. And, we welcomed 39,000 new teammates and helped 30,000 existing employees stay with the company and move to new roles. We continue to be a leader in establishing a minimum rate of pay for U.S. hourly employees, and, in 2022, we moved to $22 per hour as part of our commitment to reach $25 by 2025. One of the highlights of 2022 was that we were able to do so much together in person again. Across the world, our teammates celebrated the ability to reconnect and collaborate. One way we supported this was by providing free lunch to all teammates across the globe in September, October and November. Teammates shared hundreds of photos of their lunch gatherings, as well as other occasions and celebrations throughout the year. The investments we’ve made in our teammates has positioned us to continue building on our foundation. We will continue to use this report as a way to illustrate and measure our efforts in being a great place for our teammates to work. BANK OF AMERICA 2022 | _

human capital manaGement update benefits overview Supporting the physical, emotional and financial wellness of our people We provide employees with access to leading benefits and programs that help teammates be well — physically, emotionally and financially. It’s core to our values and to Responsible Growth, and we continue to evolve our benefits and programs over time to meet teammates where they are in their careers and personal lives. When our employees have the tools and resources to manage their life and career, they can better deliver for our clients, communities and each other. Physical wellness To help our employees be physically well, we offer health insurance plans that provide access to virtual care, condition management and specialty programs and tools that help employees prevent illness and maintain wellness. COMPREHENSIVE MEDICAL PLANS Employees have plan options with three national carriers and prescription drug coverage. We’ve also held medical plan premiums flat for the 10th year in a row for U.S. employees earning less than $50,000 a year. For the sixth straight year, employees earning between $50,000 and less than $100,000 saw premium increases below the national average. TELADOC HEALTH AND 24/7 NURSE LINE Employees have round-the-clock access to health care through our U.S. national medical plans. More than 60,000 no-cost virtual medical and behavioral health consultations were completed with Teladoc in 2022. We’ve held medical premiums flat for the 10th year in a row for U.S. employees earning less than $50,000 per year, and preventive prescription medications are available to employees at no cost. FAMILY SUPPORT PROGRAM This benefit offers expert pregnancy, adoption, fertility, infancy, egg freezing, surrogacy and postpartum support at no cost for new or future parents enrolled in a national U.S. bank medical plan for up to five years aer w elcoming a child. CANCER SUPPORT We partner with Memorial Sloan Kettering in support of U.S. teammates who are fighting cancer to help schedule expedited appointments, coordinate care, recommend a local facility and more. We also signed on to the #WorkingWithCancer pledge to aï¬ƒrm our support to create a more open, recovery-forward culture at work for our teammates with cancer. GET ACTIVE! FITNESS CHALLENGE In 2022, approximately 39,000 teammates took nearly 9 billion steps and learned more about the importance of physical activity, nutrition, stress reduction and sleep as a result of our annual program. VACCINATION Onsite vaccination clinics for flu and coronavirus helped 25,000 teammates maintain their health. We also provided up to eight hours of paid time off to receive a coronavirus vaccine or booster through other venues. 25K teammates attended onsite vaccination clinics for flu and coronavirus in 2022 _ | BANK OF AMERICA 2022

Emotional wellness

Helping our teammates be emotionally well means providing resources to help handle stress, manage conflicts and adversity, and deal with grief in positive, healthy ways.

EMPLOYEE ASSISTANCE PROGRAM
We expanded in-person confidential counseling through our Employee Assistance Program by adding onsite benefits counselors in some of our large locations.

We also doubled the number of free in-person confidential counseling sessions to 12, and expanded virtual options to provide free unlimited, confidential 24/7 phone access to specialists for counseling.

LIFE EVENT SERVICES (LES)
In 2022, LES supported teammates nearly 200,000 times in the moments that mattered most, providing personalized connections to resources by tapping experts inside and outside the company for assistance with significant events, such as domestic violence, natural disasters, terminal illness, retiring from the company, survivor support and more.

SABBATICAL PROGRAM
Announced in 2022, our industry-leading sabbatical program provides employees the opportunity to take four to six weeks additional paid time off beginning at 15 years of continuous service to recharge and refocus as they best see fit.

Announced in 2022, our industry-leading sabbatical program provides employees the opportunity to take 4-6 weeks additional paid time off beginning at 15 years of continuous service to recharge and refocus.


MOUNT KILIMANJARO
CONGRATULATIONS
YOU ARE NOW AT
UHURU PEAK, TANZANIA, 5895M/19341Ft. AMSL
•AFRICA'S HIGHEST POINT
•WORLD'S HIGHEST FREE-STANDING MOUNTAIN
BANK OF AMERICA

BACK-UP CHILDCARE AND ELDERCARE
We continued to provide 50 days of back-up childcare and eldercare when regular arrangements aren't available. This benefit provided more than 58,000 days of back-up care — at a value of more than $13 million — for thousands of U.S. teammates.

PARENTAL LEAVE
We provide 26 weeks of parental leave for the birth or adoption of a child, 16 weeks of which are fully paid for eligible teammates. Annually, we have more than 6,000 employees take advantage of this time with a new family member.

50
days of back-up childcare and eldercare

26
weeks of parental leave for the birth or adoption of a child

RESILIENCY SKILLS
We continued to offer additional resources from Thrive Global, including digital programs, in-person training and daily guided mindfulness, with a goal of continuing to help our teammates around the globe navigate evolving work and home routines.

BANK OF AMERICA 2022 | 4

human capital manaGement update benefits overview Financial wellness Having financial wellness means developing and maintaining good money habits, planning for short-term and long-term expenses and setting aside savings for goals or emergencies. We support teammates in reaching financial wellness with retirement savings plans and other programs, and also provide access to self-guided tools and expert advice. 5% matching 401(k) contribution, plus 2%–3% annual contribution 401(k) We automatically enroll teammates into the 401(k) plan to help with saving for retirement. Based on service for eligible U.S. teammates, we make an annual contribution of 2%–3% and offer matching contributions of up to 5% of eligible pay. FINANCIAL PLANNING TOOLS We continue to offer free financial planning tools to help teammates plan for their short- and long-term financial goals: • Our Benefits Education & Planning Center offers personalized, confidential guidance with an independent planner to help teammates get the most out of their employee benefits. • The Financial Wellness Tracker helps teammates assess their financial health and provides personalized suggestions for developing an action plan and connecting with additional resources and guidance. • Better Money Habits®, an educational resource co-developed by our company, helps teammates and community members improve their financial wellness. TUITION ASSISTANCE We provided $17 million in tuition assistance for more than 5,000 teammates in 2022. Employees are eligible to receive up to $7,500 per year to help with academic degrees or certifications, with the flexibility of payment through reimbursement or pre-paid voucher. COLLEGE ADMISSIONS We also offer free, one-on-one expert college admissions coaching for teammates and their children in school grades 8–12 to help plan for and navigate the college admissions and financial aid process. FAMILY PLANNING REIMBURSEMENT PROGRAM This program offers teammates the flexibility to choose reimbursement for eligible adoption, fertility and/or surrogacy expenses, up to a collective $20,000 lifetime maximum over the course of their career at the company. $20K in collective reimbursement for eligible adoption, fertility and/or surrogacy expenses EMPLOYEE RELIEF FUND In 2022, this program provided $5.7 million in grants to employees through the Employee Relief Fund. The program provides employees up to $2,500 in relief per event for a qualified disaster and up to $5,000 for an unexpected emergency hardship. Employees can receive up to $10,000 in total grants in a rolling 12-month period. GLOBAL ELECTRIC VEHICLE PROGRAM We provide a $4,000 reimbursement to eligible teammates purchasing a new all-electric passenger vehicle or a $2,000 reimbursement for a new lease (or local currency equivalent). In 2022, we provided more than 800 reimbursements totaling approximately $3.4 million. Note: Specific programs vary by region. U.S. programs shown. $17M in tuition assistance for more than 5K teammates $5.7M in grants paid from the Employee Relief Fund $4K electric vehicle purchase reimbursement _ | BANK OF AMERICA 2022

recoGnizinG & rewardinG performance Recognizing & rewarding teammate performance Our pay-for-performance compensation approach strives to recognize and reward performance with competitive and fair pay for the work done, at all levels of our company. We have long been a leader in establishing a minimum rate of U.S. pay. Making progress toward increasing our minimum hourly wage for U.S. employees to $25 by 2025, we increased our minimum hourly pay to $22 in June 2022. Based on our 2022 performance, we once again provided our teammates Sharing Success compensation awards delivered in 2023. This is the sixth time this award has been given since 2017, growing to a more than $4 billion investment in our teammates. Approximately 96% of our employees have received or will receive an award this year. Most awards are in the form of Bank of America common stock that vest over four years, providing the opportunity to further share in our company’s long-term success. These awards are in addition to our standard annual compensation and bonus awards. We also maintain robust policies and practices that help reinforce equal pay for equal work, including reviews with oversight from our Board and senior leaders. For over 16 years, we have conducted rigorous processes and analyses with outside experts to examine individual employee pay before year-end compensation decisions are finalized, and we adjust compensation where appropriate. In 2022, results of this equal pay for equal work review showed that compensation received by women was on average more than 99% of that received by men, and that compensation received by people of color in the U.S. was on average more than 99% of that received by non-people of color employees. BANK OF AMERICA 2022 | _

talent & development Recruiting and developing talented teammates A key aspect of Responsible Growth is attracting and retaining exceptional talent from around the world. This starts with how we recruit new teammates and extends to the many ways we support their professional development and career growth once they’re here. That’s why we provide a variety of resources to help teammates grow in their current roles and build new skills. Attracting exceptional talent Building a strong pipeline of talent means finding candidates who are committed to our purpose and have a passion for serving our clients and communities. This spans programs from entry-level hiring through more senior-level recruiting. We partner with more than 450 universities across the globe to provide entry-level opportunities through our campus program. To help our talent pipeline reflect the diversity of the communities we serve and support local economic vitality, we have developed partnerships with nearly 30 Hispanic-Serving Institutions (HSIs) and Historically Black Colleges and Universities (HBCUs), as well as 30 community colleges. We also partner with many nonprofit organizations to create pathways to employment — including Road to Hire, Unidos, Urban Alliance and Year Up. In 2022, we believe we continued to drive progress in the strength and diversity of our employees: ENTRY-LEVEL PROGRAMS We expanded our outreach and onboarded 1,800 full-time campus hires, with 44% women and 59% people of color. EDUCATION AND TRAINING We contributed $9.6 million in 2022 to 50 national workforce training partners and nearly $31 million toward programs focused on increasing diverse talent in high-growth areas. MILITARY HIRING We hired more than 5,100 U.S. teammates with a military background. PATHWAYS We are making progress on our commitment to hire an additional 10,000 low- and moderate-income (LMI) hires by 2025, bringing the total to 20,000 LMI hires. We surpassed our initial goal of 10,000 hires three years early. Human capital management update _ 7 BANK OF AMERICA 2022

Developing our workforce through The Academy at Bank of America Retaining talent is core to how our company drives Responsible Growth, including our commitment to being a great place to work. That’s why we’re investing in teammates’ career growth and success through The Academy at Bank of America, our award-winning onboarding, education and professional development organization. We started The Academy in 2017 to support the learning and development needs of our consumer banking business. Over time, we’ve expanded our investment in The Academy, which is now a core function of our Global Human Resources organization, to offer programs to all lines of business. Employees can develop their skills for their current role or a role they want to pursue in the future. The Academy team is focused on world-class onboarding, upskilling, high-tech and high-touch experiences, serving our communities and furthering a culture of integrity. In 2022, The Academy launched work to implement a consistent, simplified and improved onboarding experience available across the company for new teammates and those moving into new positions. By improving the overall onboarding experience, we drive connection to our culture and values, create efficiencies and reduce operational risk. We recognize that retaining talent is core to how our company drives Responsible Growth. We value our teammates’ varied experiences and learning styles. Through our personalized approach, we offer learning and development programs to help all teammates access the resources they need to advance their careers. Our Learning Marketplace provides tailored experiences for employees in each line of business and support function, helping employees access learning opportunities for their role, build industry knowledge and enhance professional skills. BROAD ENGAGEMENT We engaged nearly 121,000 participants across the full range of structured programs. TRAINING SESSIONS Our teammates completed more than 11 million training hours, including our regulatory-required sessions. NEW ROLE SUPPORT We supported 36,000 employees who were new to their role, 50% of which were internal moves. SIMULATION TRAINING We delivered nearly 624,000 high-tech simulations through immersive technology, such as virtual reality training, to help teammates build proficiency in their jobs and better serve clients. COMMUNITY OUTREACH We developed programs for nonprofit partners to support our communities, with a focus on financial literacy, career readiness, skill-specific learning and industry certifications. Investing in the growth of our leaders and managers For our leaders and managers, we offer a range of development programs to help cultivate their skills. These programs provide assessments, professional coaching and tactics to help leaders progress in their careers and strengthen our leader pipeline for future roles. Our manager curriculum was created in response to employee feedback and designed to build manager capabilities to lead their teams more effectively to drive Responsible Growth. Launched in 2021, eight manager training modules were fully delivered in 2022 and have been well-received. The manager curriculum focuses on what it means to be a successful manager at the company, from championing diversity and inclusion to being a financial steward. It culminates in a capstone experience that enables managers to come together to integrate the eight manager expectations and build an action plan to further their learning. MANAGER CURRICULUM PARTICIPATION About 90% of our managers have participated in at least one module of the series, and nearly 60% of managers have completed all eight modules. MANAGER EXCELLENCE COMMUNITY Community and monthly sessions continue to engage more than 20,000 managers through interactive conversations. ONE-ON-ONE COACHING Our Manager Excellence Consultants provide virtual or in-person sessions to help managers build their skills and connect everyday decisions to enterprise priorities. BANK OF AMERICA 2022 | 8

diversity & inclusion Building a diverse and inclusive workplace Our diversity — in thought, style, gender, sexual orientation, gender identity, race, ethnicity, culture, religion, age, ability, military status and experience — makes us stronger and is essential for us to serve our clients, fulfill our purpose and drive Responsible Growth. Commitment and accountability Leadership at every level is engaged in, and accountable for, driving diversity and inclusion. This includes our Board of Directors, its committees and our CEO, who all play a key role in the oversight of our culture, expecting management to be accountable for ethical and professional conduct and our commitment to being a great place to work. Each management team member has business-specific, action-oriented diversity goals that are included in their quarterly business review process, talent planning and scorecards reviewed by the Board. Management team members cascade these goals to help drive accountability for diverse representation and an inclusive culture across the company. Leaders understand that making progress toward diversity and inclusion goals and metrics is fundamental to managing their teams, and employees have access to feedback channels to raise questions and share input. Our Global Diversity & Inclusion Council sponsors and supports business, operating unit, and regional diversity and inclusion councils to help align to enterprise diversity strategies and goals. The global council consists of senior executives from every line of business, every region and our local markets, and has been chaired by CEO Brian Moynihan since 2007 — he has never missed a meeting. Continued progress We believe the diversity of our management team reflects the progress we’ve made, with 55% diverse members, including seven women, two Asian, two Black/African American and one Hispanic-Latino leaders. We have worked hard to help narrow the gaps at leadership levels across the company, with improvements in representation of Asian, Black/African American and Hispanic-Latino teammates across key categories, such as management levels 1–3, managers, executive/senior level and mid-level. We invest in talent acquisition programs and community partnerships to create a strong and diverse talent pipeline, which has helped increase representation of women and people of color, and advance racial equality and economic opportunity in communities. Our latest measures show improvement in the diversity of our leadership, management and global workforce: 53% of our Board is diverse, including 33% women. 55% of our management team is diverse, including 32% women. 50% of our global workforce are women, and 50% of our U.S. workforce are people of color. Since 2009, representation of people of color in our campus classes has increased 64%. People of color in executive/senior level individual and management positions have increased by 67% since 2015. Since 2015, representation of people of color in our top three management levels has increased 73%. We’ve made strong progress against our aspirational goal for our workforce to mirror the clients and communities we serve at all levels of the company. Human capital management update 9| BANK OF AMERICA 2022

An inclusive culture where teammates bring their whole selves to work Our focus on advancing diversity and inclusion is core to being a great place to work, and it’s something we help drive across the communities we serve, as well. The partnerships we forge with organizations around the world are helping address some of society’s biggest challenges, and we’re able to share what we’re doing as a company with our teammates to create dialogue, build knowledge and overcome challenges. In 2022, we continued our series of courageous conversations and inclusion learning and development programs, providing teammates with opportunities to discuss topics central to who we are, including racial equality, economic opportunity, gender, sexual orientation, disability status, military service, mental health and more. The opportunities include: • Let’s Get Real…®, courageous conversations on issues impacting our communities and open dialogue to provide greater understanding and appreciation for one another • myD&I Development Program, diversity and inclusion learning sessions for individual contributors and employee network members • Inclusion Manager Series, helping equip managers to better address bias and drive inclusion deep within their teams • Diversity & Inclusion Pathways, driving inclusion in the workplace and improving individual cultural competency • Executive development programs, including our Diverse Leader Sponsorship Program, targeting diverse high-potential/top-performing leaders We recognize cultural days and heritage observances that are meaningful for our teammates, reflecting the diversity of our communities and with the understanding that knowledge of these holidays, celebrations and significant moments can strengthen our diverse and inclusive culture. Community partners help build our expertise We work with nearly 200 external partners — including NPower, Urban Alliance, National Association of Black Accountants, Association of Latino Professionals for America, National Association of Asian American Professionals, Paradigm for Parity, Hiring Our Heroes, Neurodiversity in the Workplace, National Center for American Indian Enterprise Development and Out for Undergrad — and more than 600 colleges, universities and community colleges, including HBCUs, HSIs and tribal colleges — to identify diverse talent and expand our impact. Recruiting diverse talent We also focus on recruiting military and veterans, LGBTQ+ individuals and people with disabilities. For example, we: • Hired more than 5,100 individuals with a military background — more than 16% of all U.S. external hires for the year. • Attract and develop LGBTQ+ talent through targeted partnerships with organizations such as Out & Equal Workplace Advocates, Lesbians Who Tech, Trans Can Work and Reaching Out. • Continue to expand our dedicated Support Services team, a team of more than 300 employees with cognitive and developmental disabilities who work with every line of business and function across multiple locations. • Invite employees to share more about who they are through our Count Me In program, including their gender identity, sexual orientation, and disability and military statuses, to help us develop programs and benefits to meet their diverse needs and drive our inclusive culture. BANK OF AMERICA 2022 | 10

diversity & inclusion Diversity Leadership Councils & Employee Networks Our Diversity Leadership Councils and Employee Networks provide guidance and help enable employee engagement, working to drive diverse representation, discuss strategies to improve advocacy, sponsorship and retention, address unique obstacles to career advancement and grow client relationships. DIVERSITY LEADERSHIP COUNCILS • Black Executive Leadership Council • Hispanic-Latino Executive Council • Asian Advisory Council • Investing in Women Council • LGBTQ+ Executive Leadership Council • Disability Advisory Council • Military Advisory Panel 7 Diversity Leadership Councils 11 | BANK OF AMERICA 2022

EMPLOYEE NETWORKS • Asian Leadership Network • Black Professional Group • Disability Action Network • Hispanic/Latino Organization for Leadership & Advancement • Inter-Generational Employee Network • LEAD (Leadership, Education, Advocacy and Development) for Women Lesbian, Gay, Bisexual, Transgender and Queer (LGBTQ+) Pride Military Support & Assistance Group Multicultural Leadership Network Native American Professional Network Parents and Caregivers Network 360 Employee Network chapters 276K Employee Network memberships worldwide BANK OF AMERICA 2022 | 12

EMPLOYEE ENGAGEMENT & TURNOVER Employee engagement and turnover Each year, our Employee Engagement Survey gathers the voice of teammates across the company to shape and inform our work going forward. More than 170,000 teammates shared ideas and feedback by participating in our 2022 survey. Our Employee Engagement Index score reflects a strong trend over time — increasing 10 percentage points during the last decade. We also measure an internal Diversity & Inclusion Index1 that gives us feedback on how we measure inclusion at the company. It is up 8 percentage points during the same time, and index scores are strong relative to industry benchmarks over time. The results of the survey and the process of continuous improvement that ensues is discussed with the Board at least annually. Our efforts reflect our progress in being a great place to work. We believe our employee turnover reflects the strength of our employee engagement results and how our teammates view Bank of America as an employer of choice. Over the past decade, our turnover rate has been among the lowest in the industry. In that time, we have experienced vastly different labor markets, the pandemic and return to office. With the tight labor market in 2022, we saw a slight increase in turnover in the first half of the year, and in the second half dropped back to pre-pandemic record lows, resulting in a 13% annualized turnover rate — a strong result for a company of our size and scale. With our variety of resources and programs that support career growth and development, we’re helping teammates have long-term careers with our company. We also continue to enhance our internal mobility practices, which has led to nearly 45% of our open roles being filled by internal candidates 90% 80% 70% 60% 50% 40% 30% 20% 10% 0 88% 82% 85% 85% 80% 75% 76% 75% 91%15% 15% 3% 14% 12% 12% 12% 11% 7% 20% 15% 10% 5% 0 2013 2014 2016 2017 2018 2019 2020 2021 2022. Employee Engagement Index Score Employee Engagement Index Score Turnover Turnover Our Diversity & Inclusion Index measures core areas like how comfortable teammates feel sharing different opinions without fear of negative consequences, whether or not they feel they are being treated fairly, their impression of how well Bank of America has done in creating an environment where people of diverse backgrounds can succeed and how Bank of America values the unique experiences our teammates bring to the workplace. Survey was not conducted in 2015. 13 | BANK OF AMERICA 2022 HUMAN CAPITAL MANAGEMENT UPDATE

WORKFORCE DIVERSITY METRICS

Workforce diversity metrics

Board diversity[1]	**53% diverse**	**33% women**
Management team diversity	**55% diverse**	**32% women**
Global workforce	**50% women**	**50% POC**[2]

Management levels 1–3	**2015**	**2022**	**% change**
Women	33%	42%	27%
People of color (POC)	15%	26%	73%
Asian	7%	11%	57%
Black / African American	4%	8%	100%
Hispanic / Latino	4%	6%	50%

Managers	**2015**	**2022**	**% change**
Women	42%	42%	0%
POC	32%	42%	31%
Asian	11%	14%	27%
Black / African American	8%	10%	25%
Hispanic / Latino	11%	16%	45%

EEO executive/senior level	**2015**	**2022**	**% change**
Women	32%	38%	19%
POC	15%	25%	67%
Asian	7%	11%	57%
Black / African American	4%	6%	50%
Hispanic / Latino	4%	6%	50%

EEO first/mid-level	**2015**	**2022**	**% change**
Women	49%	52%	6%
POC	33%	42%	27%
Asian	12%	12%	0%
Black / African American	9%	11%	22%
Hispanic / Latino	11%	16%	45%

Campus	**2009**	**2022**	**% change**
Women	32%	44%	38%
POC	36%	59%	64%
Asian	17%	25%	47%
Black / African American	9%	14%	56%
Hispanic / Latino	6%	16%	167%

[1] Includes women and people of color [2] U.S. only Note: CEO included in Board diversity stats

BANK OF AMERICA 2022 | 14

EQUAL EMPLOYMENT OPPORTUNITY DIVERSITY STATISTICS

HUMAN CAPITAL MANAGEMENT UPDATE

Equal Employment Opportunity (EEO) diversity statistics

2022 EEO (by number of teammates)

U.S. Employee Diversity in 2022

Job category	Gender	White	Black/ African American	Hispanic/ Latino	Asian	American Indian/ Alaska Native	Native Hawaiian/ Other Pacific Islander	Two or more races	Total by gender
Executive/Senior level officials and managers	Male	2,367	151	165	384	5	1	37	3,110
	Female	1,431	152	123	186	2	2	27	1,923
	Total	**3,798**	**303**	**288**	**570**	**7**	**3**	**64**	**5,033**
First/Mid-level officials and managers	Male	6,089	879	1,464	1,542	29	34	206	10,243
	Female	6,361	1,497	1,911	1,100	50	35	220	11,174
	Total	**12,450**	**2,376**	**3,375**	**2,642**	**79**	**69**	**426**	**21,417**
Professionals	Male	26,009	3,086	3,646	7,453	102	89	861	41,246
	Female	14,242	3,317	2,550	5,242	95	76	535	26,057
	Total	**40,251**	**6,403**	**6,196**	**12,695**	**197**	**165**	**1,396**	**67,303**
Technicians	Male	561	271	199	512	5	7	37	1,592
	Female	238	156	88	667	3	2	20	1,174
	Total	**799**	**427**	**287**	**1,179**	**8**	**9**	**57**	**2,766**
Sales workers	Male	736	47	75	142	3	2	31	1,036
	Female	373	37	57	89	3	4	14	577
	Total	**1,109**	**84**	**132**	**231**	**6**	**6**	**45**	**1,613**
Administrative support	Male	8,920	3,950	6,990	1,848	106	104	763	22,681
	Female	18,025	11,148	14,851	4,066	231	208	1,400	49,929
	Total	**26,945**	**15,098**	**21,841**	**5,914**	**337**	**312**	**2,163**	**72,610**
Operatives	Male	56	68	21	37	0	1	3	186
	Female	18	40	23	14	1	0	1	97
	Total	**74**	**108**	**44**	**51**	**1**	**1**	**4**	**283**
Service workers	Male	18	3	2	0	0	0	0	23
	Female	7	0	2	0	0	0	0	9
	Total	**25**	**3**	**4**	**0**	**0**	**0**	**0**	**32**
Total	Male	44,756	8,455	12,562	11,918	250	238	1,938	80,117
	Female	40,695	16,347	19,605	11,364	385	327	2,217	90,940
	Total	**85,451**	**24,802**	**32,167**	**23,282**	**635**	**565**	**4,155**	**171,057**

*EEO table does not include job categories in which the company does not have employees (craft workers, and laborers & helpers)

15 | BANK OF AMERICA 2022

2022 employee training hours

Average training hours by segment	
Per person	53
Women	55
People of color	61
Asian	42
Black/African American	62
Hispanic/Latino	73

2022 external hiring

% of hires by segment	
Women	48%
Men	52%
People of color	62%
Asian	15%
Black/African American	20%
Hispanic/Latino	23%
% of hires by region	
United States	73%
Asia Pacific	23%
Europe, Middle East & Africa	3%
Latin America	0%
Canada	0%

2022 employee turnover

% of turnover by segment	
Women	13%
Men	13%
People of color	14%
Asian	13%
Black/African American	14%
Hispanic/Latino	14%
% of turnover by region	
United States	13%
Asia Pacific	14%
Europe, Middle East & Africa	9%
Latin America	7%
Canada	17%

2022 EEO (by percentage of teammates)

U.S. Employee Diversity in 2022

Job category	Gender	White	Black/ African American	Hispanic/ Latino	Asian	American Indian/ Alaska Native	Native Hawaiian/ Other Pacific Islander	Two or more races	Total by gender
Executive/Senior level officials and managers	Male	47.0%	3.0%	3.3%	7.6%	0.1%	0.0%	0.7%	61.8%
	Female	28.4%	3.0%	2.4%	3.7%	0.0%	0.0%	0.5%	38.2%
	Total	**75.5%**	**6.0%**	**5.7%**	**11.3%**	**0.1%**	**0.1%**	**1.3%**	
First/Mid-level officials and managers	Male	28.4%	4.1%	6.8%	7.2%	0.1%	0.2%	1.0%	47.8%
	Female	29.7%	7.0%	8.9%	5.1%	0.2%	0.2%	1.0%	52.2%
	Total	**58.1%**	**11.1%**	**15.8%**	**12.3%**	**0.4%**	**0.3%**	**2.0%**	
Professionals	Male	38.6%	4.6%	5.4%	11.1%	0.2%	0.1%	1.3%	61.3%
	Female	21.2%	4.9%	3.8%	7.8%	0.1%	0.1%	0.8%	38.7%
	Total	**59.8%**	**9.5%**	**9.2%**	**18.9%**	**0.3%**	**0.2%**	**2.1%**	
Technicians	Male	20.3%	9.8%	7.2%	18.5%	0.2%	0.3%	1.3%	57.6%
	Female	8.6%	5.6%	3.2%	24.1%	0.1%	0.1%	0.7%	42.4%
	Total	**28.9%**	**15.4%**	**10.4%**	**42.6%**	**0.3%**	**0.3%**	**2.1%**	
Sales workers	Male	45.6%	2.9%	4.6%	8.8%	0.2%	0.1%	1.9%	64.2%
	Female	23.1%	2.3%	3.5%	5.5%	0.2%	0.2%	0.9%	35.8%
	Total	**68.8%**	**5.2%**	**8.2%**	**14.3%**	**0.4%**	**0.4%**	**2.8%**	
Administrative support	Male	12.3%	5.4%	9.6%	2.5%	0.1%	0.1%	1.1%	31.2%
	Female	24.8%	15.4%	20.5%	5.6%	0.3%	0.3%	1.9%	68.8%
	Total	**37.1%**	**20.8%**	**30.1%**	**8.1%**	**0.5%**	**0.4%**	**3.0%**	
Operatives	Male	19.8%	24.0%	7.4%	13.1%	0.0%	0.4%	1.1%	65.7%
	Female	6.4%	14.1%	8.1%	4.9%	0.4%	0.0%	0.4%	34.3%
	Total	**26.1%**	**38.2%**	**15.5%**	**18.0%**	**0.4%**	**0.4%**	**1.4%**	
Service workers	Male	56.3%	9.4%	6.3%	0.0%	0.0%	0.0%	0.0%	71.9%
	Female	21.9%	0.0%	6.3%	0.0%	0.0%	0.0%	0.0%	28.1%
	Total	**78.1%**	**9.4%**	**12.5%**	**0.0%**	**0.0%**	**0.0%**	**0.0%**	
Total	Male	26.2%	4.9%	7.3%	7.0%	0.1%	0.1%	1.1%	46.8%
	Female	23.8%	9.6%	11.5%	6.6%	0.2%	0.2%	1.3%	53.2%
	Total	**50.0%**	**14.5%**	**18.8%**	**13.6%**	**0.4%**	**0.3%**	**2.4%**	

*EEO table does not include job categories in which the company does not have employees (craft workers, and laborers & helpers)

BANK OF AMERICA 2022 | 16

RECOGNITION

We are honored to be recognized by organizations and media around the world for driving Responsible Growth for our clients, teammates and communities.

In 2022, we were named World's Best Bank by Euromoney, America's Most JUST Company by JUST Capital and CNBC, and one of the 100 Best Companies to Work For by Fortune. Below is a summary of our most recent recognition.[1]

ASIA SOCIETY
Corporate Citizenship Award (2022)

BARRON'S
100 Most Sustainable Companies (2022, 2021, 2020)
Top 100 Women Advisors (2022) *recognized for 17 consecutive years*
America's Top 1,200 Financial Advisors (2022) *recognized for 14 consecutive years*

BLOOMBERG
Gender-Equality Index (2023, 2022, 2021, 2020)

BRANDON HALL
23 Human Capital Management Excellence Awards (2022)

COALITION GREENWICH
#1 Share Leader for U.S. Large Corporate Banking (2022, 2021)
#1 Share Leader for U.S. Large Corporate Cash Management (2022 — tied, 2021)
#1 Overall Digital Channels Module, Digital Transformation Benchmarking Study

DAVE THOMAS FOUNDATION FOR ADOPTION
100 Best Adoption-Friendly Workplace (2022, 2021, 2020)

DISABILITY:IN
Disability Equality Index (2022, 2021, 2020) *scored 100%*
Named one of the best places for Disability Inclusion (2022, 2021, 2020)

ENVIRONMENTAL FINANCE
Net Zero Progression of the Year — Americas (2022)

EQUILEAP
U.S. and Global Gender Equality Reports (2022, 2021)

EUROMONEY
World's Best Bank (2022)
Best Bank in the U.S. (2022)
World's Best Bank for Corporate Responsibility (2021, 2020)
World's Best Bank for Payments and Treasury (2022, 2021)
Excellence in Leadership — North America (2020)
Best Digital Bank — North America (2020)
Best Bank for Small and Medium-Sized Enterprises — North America (2022) *recognized for seven consecutive years*
Best Bank for Corporate Responsibility — North America (2022, 2021)
Best Bank for Transaction Services — North America (2022, 2021, 2020)
Best Bank for Transaction Services — Latin America (2022)
Best Investment Bank — Latin America (2022, 2021)
Best Investment Bank — Colombia and Peru (2022)

FAMILY WEALTH REPORT
Best National and Regional Private Bank (2022)

FORBES
America's Best Employers for Diversity (2022)
World's Best Employers (2023, 2022, 2021)
World's Top Female-Friendly Companies (2022, 2021)
America's Best Employers for Veterans (2022, 2021)
America's Best Large Employers (2023)
America's Best Employers for New Grads (2022, 2021)
America's Best Employers for Women (2022, 2021)

FORTUNE
100 Best Companies to Work For (2022, 2021, 2020)
Best Large Workplaces for Women (2022, 2021, 2020)
Best Workplaces for Parents (2022) *recognized for 6 consecutive years*
Best Large Workplaces in Financial Services and Insurance (2022, 2021, 2020)
Best Large Workplaces for Millennials (2022, 2021)
World's Most Admired Companies (2023, 2022, 2021, 2020) *first ranking Megabank in 2022*

GLOBAL FINANCE MAGAZINE
Global Best Bank for Payments & Collections (2022)
Most Innovative Digital Bank — North America (2022)
Outstanding Innovations in Payments, Treasury and Supply Chain Finance (2022)
Best Global Trade Finance FX (2023)
World's Best Bank for Supply Chain Financing (2023)
Best Bank for Payments and Collections (2022)
Best Bank — North America (2022)
Overall Leader for North America in Sustainable Finance (2022, 2021)
Best Bank for Payments and Collections — North America (2023)
Best Bank in the United States (2022, 2021, 2020)
Best Consumer Digital Bank in the United States (2022, 2021, 2020)
Best Private Bank for Digital (2023) and Philanthropy (2023, 2022)
Best Bank for Treasury and Cash Management — United States (2022)

GLOBAL PRIVATE BANKING
Best Private Bank — North America (2022)

HUMAN RIGHTS CAMPAIGN
Corporate Equality Index (2022, 2021) *scored 100%*
Named one of the Best Places to Work for LGBTQ+ Equality (2022, 2021)

INSTITUTIONAL INVESTOR
#2 Global Research Firm (2022)

J.D. POWER
Ranked #1 in U.S. Merchant Services Satisfaction (2023, 2022)
Ranked #1 in U.S. Online Banking and U.S. Banking Mobile App Satisfaction (2021)
Ranked #1 in U.S. Retail Banking Advice Satisfaction (2021)
Certified Customer Service — Phone — Retirement & Benefits contact center (2022) *recognized for 18 consecutive years*
Certified Customer Service — Phone — Corporate, Global Commercial and Business Banking contact centers (2022) *recognized for 13 consecutive years*

JUST CAPITAL
Named #1 on America's Most JUST Companies (2023)
Named to America's Most JUST Companies (2022, 2021, 2020)
#1 Industry Leader — Banks (2023, 2022)

LATINA STYLE
Top 50 Best Companies for Latinas to Work For in the U.S. (2022) *recognized for 23 consecutive years*
Top 15 Employee Resource Groups of the Year — Hispanic/Latino Organization for Leadership & Advancement (2022, 2021)

LINKEDIN
50 Top Companies in the U.S. (2022, 2021)

MILITARY TIMES
Best for Vets: Employers (2022, 2021, 2020)

NATIONAL LGBT CHAMBER OF COMMERCE
Corporation of the Year (2022)

NEWSWEEK
America's Greatest Workplaces for Diversity (2023)

PEOPLE MAGAZINE
Companies that Care (2022, 2021, 2020)

SERAMOUNT (FORMERLY WORKING MOTHER MEDIA)
100 Best Companies (2022) *recognized for 34 consecutive years*
Best Companies for Multicultural Women (2022, 2021, 2020)
Best Companies for Dads (2022, 2021, 2020)
Top Companies for Executive Women (2022, 2021, 2020)
Inclusion Index (2022, 2021, 2020)

THE ASIAN BANKER
Best International Transaction Bank (2022)

THE BANKER
Transaction Banking — Best in Region for Latin America (2022)
Transaction Banking — Best in Product Globally for Supply Chain Finance (2022, 2021)

UNITED STATES HISPANIC CHAMBER OF COMMERCE
Corporation of the Year (2022)

WOMEN'S BUSINESS ENTERPRISE NATIONAL COUNCIL
Top Corporations for Women's Business Enterprises (2023) *recognized for 12 consecutive award years*

[1] The recognitions referenced above represent awards given to various affiliates of Bank of America. Specific details around those awards can be provided by visiting the websites of the companies that provided the awards or by visiting newsroom.bankofamerica.com/awards for further detail.

17 | BANK OF AMERICA 2022

Certain statements contained in this report may constitute “forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including statements about our future plans or expectations regarding our business and human capital management. We use words such as “anticipates,” “believes,” “expects,” “intends,” and similar expressions to identify forward-looking statements. Forward-looking statements refect management’s current expectations, plans or forecasts, are not guarantees of future results or performance, involve certain known and unknown risks, uncertainties and assumptions that are difcult to predict and ofen beyond our control and are inherently uncertain. Actual outcomes and results may difer materially from those expressed in, or implied by, forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider the uncertainties and risks discussed in our 2022 Annual Report on Form 10-K and subsequent Securities and Exchange Commission flings. We undertake no obligation to update or revise any forward-looking statements.